FOR IMMEDIATE RELEASE

Contact: Jack L. Brozman, President & Chief Executive Officer
Paul Gardner, Chief Financial Officer
Concorde Career Colleges, Inc.
5800 Foxridge Drive, Suite 500
Mission, Kansas 66202
(913) 831-9977

Concorde Reports 1st Quarter Results - Revenue Decrease of 0.4%, Earnings Decrease of 68.9%, and Earnings per Share Decrease of 70%.

Mission, Kansas, April 20th, 2005.... Concorde Career Colleges, Inc., NASDAQ: CCDC a provider of career training in allied health programs today announced results for the quarter ended March 31, 2005. Revenue decreased 0.4% to $20.3 million in 2005 compared to $20.4 million in 2004. Net income decreased 68.9% to $ 406,000 or $.06 per diluted share compared to $1,304,000 or $.20 in 2004.

Enrollments decreased 6.5% compared to the first quarter of 2004 which negatively impacted the Company’s revenue and profit. Expenses increased in several categories and contributed to lower net income compared to 2004. The expense increases were primarily due to additional staff and higher wages, increased advertising, health insurance and outside services.

Jack Brozman, President and CEO said, “We were successful in adding two new programs in the first quarter of 2005 and anticipate adding a total of ten new programs for the year. We are starting to see positive results from the changes we implemented in the fourth quarter of last year and expect improved results for the balance of 2005.”

Operating Results

Concorde's results for the quarter ended March 31, 2005 included the following:

●      Revenue decreased to $20.3 million in 2005 compared to $20.4 million in 2004.
●      Diluted earnings per share was $.06 in 2005 compared to $.20 in 2004.
●                Student enrollments decreased 6.5% to 2,502 in 2005 compared to 2,675 in 2004.
●      Student population decreased 8.2% to 5,850 at March 31, 2005 compared to 6,371 at March 31, 2004.
●               Net income decreased $898,000 to $406,000 in 2005 compared to $1,304,000 in 2004.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the 'safe-harbor' provisions of that act. Forward-looking statements regarding economic conditions, efforts of employees, year to year improvements, and effects of corporate initiatives, future profitability, projections, future revenue opportunities, and their impact on 2005 are forward looking statements and not historical facts. These statements are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand, acceptance of services offered by the Company, the Company's ability to maintain current expense and revenue levels, actions by competitors, impairment of federal funding, legislative action, student default rates, changes in federal or state authorization or accreditation changes, changes in market needs and technology, political or regulatory matters, litigation, general economic conditions, changes in management strategy and the Company's ability to leverage its curriculum and management infrastructure to build its student base. Actual results or events could differ materially from those discussed in the forward-looking statements. See the Company's reports on Forms 14A, 10-K and 10-Q filed with the Securities and Exchange Commission for further information. The Company disclaims any obligation to publicly update, revise or correct any forward looking statements, whether as a result of new information, future events or otherwise. To find out more about Concorde Career Colleges, Inc. (NASDAQ: CCDC), visit our website at www.concordecareercolleges.com.

Quarter Ended March 31, 2005 and 2004
	2005	2004

Revenue	$20,301,000	$20,375,000
Instruction costs and services	6,531,000	6,456,000
Selling and promotional	3,498,000	2,653,000
General and administrative	9,169,000	8,395,000
Provision for uncollectible accounts	564,000	779,000

Total operating expense	19,762,000	18,283,000

Operating income	539,000	2,092,000
Interest income and interest expense, net	126,000	46,000
Provision for income taxes	259,000	834,000

Net income	$406,000	$1,304,000

Basic income per share	$0.07	$0.22
Basic weighted average shares	5,976,000	5,983,000
Diluted income per share	$0.06	$0.20
Diluted weighted average shares	6,286,000	6,365,000

Condensed Balance Sheet Information	March 31, 2005	March 31, 2004	December 31,2004

Cash and short term investments	$20, 751,000	$19,669,000	$19,613,000
Accounts receivable, net	26,026,000	25,710,000	22,220,000
Other current assets	4,216,000	3,300,000	4,992,000

Total current assets	50,993,000	48,679,000	46,825,000
Fixed assets, net	9,731,000	8,041,000	9,896,000
Other long term assets	2,595,000	1,984,000	2,188,000
Total assets	63,319,000	58,704,000	58,909,000

Deferred revenue	28,057,000	28,038,000	24,582,000
Other current liabilities	7,945,000	7,051,000	7,248,000

Total current liabilities	36,002,000	35,089,000	31,830,000
Other long term liabilities	2,714,000	1,578,000	2,915,000
Stockholders' Equity	24,603,000	22,037,000	24,164,000
Total liabilities and Stock holders' Equity	$63,319,000	$58,704,000	$58,909,000